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                                                                    Exhibit 11.1

                               XTRA Corporation
    Earnings Per Share and Weighted Average Shares Outstanding Calculation
    ----------------------------------------------------------------------
          For the three and six months ended March 31, 1996 and 1995
                (Millions of dollars except per share amounts)
                                  (Unaudited)

                                                                  Three Months Ended                    Six Months Ended
                                                                       March 31,                             March 31,
                                                                ----------------------               ----------------------
                                                                 1996            1995                 1996            1995
                                                                ------          ------               ------          ------
Net Income                                                      $      8.2      $      13.6          $      22.1     $      32.8
                                                                ==========      ===========          ===========     ===========
Weighted average number of fully diluted common
   shares outstanding (in thousands)                                16,107           17,041               16,272          17,040

Earnings per common and
   diluted common equivalent share                              $     0.51      $      0.80          $      1.36     $      1.92
                                                                ==========      ===========          ===========     ===========


Computation of Primary Shares Outstanding (in thousands)
- -------------------------------------------------------
Weighted average common shares outstanding                          16,072           16,952               16,235          16,947

Common stock equivalents for primary EPS:                               30               89                   32              90
                                                                ----------      -----------          -----------     -----------

Weighted average number of common
   shares outstanding (primary)                                     16,102           17,041               16,267          17,037
                                                                ==========      ===========          ===========     ===========


Computation of Fully Diluted Shares Outstanding (in thousands)
- -------------------------------------------------------------
Weighted average common shares outstanding                          16,072           16,952               16,235          16,946

Common stock equivalents for fully diluted EPS:                         35               89                   37              93
                                                                ----------      -----------          -----------     -----------
Weighted average number of common
   shares outstanding (fully diluted)                               16,107           17,041               16,272          17,040
                                                                ==========      ===========          ===========     ===========

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